Exhibit 99.1

Phase 1 Safety Study Supports Planned Development of PCM-075 in AML

Study evaluated safety, dose limiting toxicities, related maximum tolerated dose and indication of anti-tumor activity in patients with advanced or metastatic solid tumors

SAN DIEGO, CA — May 25, 2017 — Trovagene, Inc. (NASDAQ: TROV), a precision medicine biotechnology company, today announced summary data from a phase 1 safety study conducted by Nerviano Medical Sciences with PCM-075, a polo-like kinase 1 (PLK1) inhibitor.  This data is supportive of a planned phase 1/2 clinical trial in patients with acute myeloid leukemia (AML) and is now being submitted for peer review publication by study investigators.

The phase 1 safety study was an open-label, dose-escalation trial in patients with advanced or metastatic solid tumors.  PCM-075 was administered orally, once daily for five consecutive days, every day for three weeks, to evaluate drug metabolism and first cycle dose-limiting toxicities (DLTs) and related maximum tolerated dose (MTD).  The study also evaluated PCM-075’s pharmacokinetic profile in plasma, its anti-tumor activity, and its ability to modulate intracellular targets in biopsied tissue.

The phase 1 study enrolled 21 patients with confirmed metastatic disease and a mean age of 62.7 years.  These patients received study medication at doses up to 48 mg/m2/day.  The most common cancer types for enrolled patients included colon, pancreatic, lung, and head and neck cancer.

Thrombocytopenia and neutropenia were identified as the primary DLTs, which are consistent with the expected mechanism of action and results from preclinical studies.  These hematologic toxicities were reversible.  One patient experienced grade 3 constipation, which may have been due to concomitant treatment with opiates.  No other clinically relevant safety findings emerged.

“Hematologic side effects are expected with PLK inhibitors, which induce mitotic cell cycle arrest preferentially in rapidly proliferating blood cells, leading to cell death.  This suggests anti-tumor activity in hematologic malignancies and supports our plans to develop PCM-075 for the treatment of AML,” said Dr. Mark Erlander, Chief Scientific Officer of Trovagene. “We believe the phase 1 data indicates broad applications for PCM-075 in hematologic malignancies and solid tumors and we plan to continue to assess, and explore, additional precision cancer therapeutic opportunities going forward.”

The complete phase 1 data, study details and conclusions are part of the manuscript that will be submitted by study investigators for peer review publication.

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

About Trovagene, Inc.

Trovagene is a precision medicine biotechnology company developing oncology therapeutics for improved cancer care by leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in tumor genomics.  Trovagene has broad intellectual property and proprietary technology to measure circulating tumor DNA (ctDNA) in urine and blood to identify and quantify clinically actionable markers for predicting response to cancer therapies.  Trovagene offers its PCM technology at its CLIA/CAP — accredited laboratory and plans to continue to vertically integrate its PCM technology with precision cancer therapeutics.  For more information, please visit www.trovagene.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations.  There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful, or that Trovagene’s strategy to design its liquid biopsy tests to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2016, and other periodic reports filed with the Securities and Exchange Commission.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.  Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.  Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen

Vice President, Corporate Communications

858-952-7652

vkelemen@trovagene.com